UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: December 3, 2012

Empire Energy Corporation International

(Exact name of registrant as specified in its charter)

Nevada	1-10077	87-0401761
(State or other jurisdiction of Incorporation)	(Commission file number)	(IRS employer identification no.)

4500 College Blvd, Suite 240

Leawood, Kansas 66211

(Address of principal executive offices, including zip code)

(913) 696-9881

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On December 3, 2012 TXO Plc issued a press release as follows:

TXO PLC

("TXO" or the "Company")

UPDATE ON NEW JOINT VENTURE COMPANY TASMANIA OIL AND GAS LIMITED

TXO plc, the oil and gas investment company is pleased to announce that further to the announcement made on 24th September 2012, it has completed the first stages in establishing the joint venture company Tasmanian Oil and Gas Ltd ("TOG"). TOG is being established to take advantage of an onshore opportunity in Tasmania.

The initial steps taken to establish and develop TOG have been:

•

TXO has now made an initial £64,000 investment in TOG and has been issued 2.5m shares representing 25% equity interest.

•

TXO has lent a further £44,500 to TOG towards its operating costs since its initial equity investment.

•

Empire Energy Corporation International Inc. ("Empire") has assigned its $50m mortgage debenture over Great South Land Minerals Ltd ("GSLM") to TOG for 2.25m shares in TOG, representing 22.5% equity interest. GSLM is the current holder of Exploration Licence EL14/2009 in Tasmania and this assignment transfers the rights over this licence to TOG subject to satisfactory resolution on the grant of an extension to the licence and to resolution of GSLM's receivership.

•

TOG has appointed Senergy (GB) Ltd to complete an updated competent person's report on Exploration Licence EL14/2009. The report is expected to be completed before the end of January 2013.

Next Steps in Establishing TOG

GSLM and a Proposed Deed of Company Arrangement ("DOCA")

On 10th September 2012, a Receiver Manager was appointed to GSLM. The assignment of the Debenture over GLSM now means that TOG is dealing directly with the GSLM Receiver. TOG and the Receiver are intending to appoint an Administrator over GSLM with a view to proposing a Deed of Company Arrangement ("DOCA") to the creditors of GSLM and the Court. A further announcement on this will be made in due course and, if successful, is expected to complete in the first quarter of 2013.

Status of Appeal on Extension to Exploration License EL14/2009

On 9th August 2012, the Minister for the Department of Infrastructure, Energy and Resources decided to refuse an application by GSLM for an extension to the term of the Exploration Licence EL 14/2009. GSLM is appealing the decision and the appeal is due to be heard in the Wardens Court in Hobart Magistrates Court, Australia on the 29th January 2013. The Receivers together with their and TOG's legal advisers are to appeal on both equitable and legal grounds, the central argument to which will be that the Licence had already been extended by the Mining Department, prior to the letter from the Minister of Resources, purporting to refuse an extension of term to the Licence . In the meantime, the licence remains in operation until the Appeal is determined. TOG, the Receivers and their relevant advisors believe that there is a solid case to defend the continuity of its licence, and should the Minster withdraw his objections to the extension of the licence or the Licence be extended on appeal, this will then allow TXO, Empire and Alpha Prospects Plc ("Alpha") to modify their respective interests in TOG as follows:

•

TXO will extinguish its $1.5m loan to Empire;

•

Empire will receive a further 2.25m shares in TOG, bringing its equity interest to 45%;

•

Alpha has agreed, subject to certain conditions having been satisfied, to subscribe for 2.0m shares in TOG, representing a 20% equity interest (after the shares to be allotted and issued to each of TXO, Empire and HSIP have been taken into account), through the issue of 33,333,333 shares in Alpha.

Licence CPR Report

TOG has appointed Senergy (GB) Ltd to complete an updated competent person's report on Exploration Licence EL14/2009. The report is expected to be completed before the end of January 2013. The Company and TOG anticipates this will identify the volume of prospective resources associated with the principal leads and prospects on the licence, re-assess the geological chance of success and determine risk-adjusted valuations attached to these.

Smartwin Legal Counterclaim

Hill Street Investments PLC has been issued with 1.0m shares for the assignment of its economic interest over any successful counterclaim award made against Smartwin, in favour of Empire, in the current Supreme Court Case in New York, USA.

The status of the legal case between Smartwin and Empire is that it has been delayed by the recent bad weather in New York. The New York court has set a date for the hearing of depositions by Smartwin on 16 January 2013. The court case to hear the counterclaim against SmartWin from Empire is expected to be listed in early 2013. If the outcome is successful; the financial impact could be significant for TOG.

Chairman's Statement

Tim Baldwin, Chairman, said:

"The TXO Board is pleased with the progress we are making in taking forward our O&G exploration joint venture in Tasmanian Oil and Gas. We expect to make further progress on a number of fronts over the next few months and will keep the market apprised as material developments occur.

We are also looking forward to receiving Senergy's CPR on Exploration Licence EL14/2009 at the end of January 2013 as this will allow a better understanding of the prospective resources and enhance the previous technical evaluation of what we believe to be an exciting exploration opportunity."

For further information, please contact:

TXO PLC

Tim Baldwin, Chairman +44 (0) 207 518 4300

Fox Davies Capital Limited

Richard Hail +44 (0) 20 3463 5027

Simon Leathers +44 (0) 20 3463 5022

Lothbury Financial Services Limited

Michael Padley +44 (0) 203 440 7620

Chris Roberts +44 (0) 203 440 7620

A new website has been established (at www.toglimited.com). This website is in an early stage of development and will be developed further as appropriate.

Contact: Malcolm Bendall

+61 3 6231 3529

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE ENERGY CORPORATION INTERNATIONAL

Dated: December 3, 2012

By: /s/ Malcolm Bendall

Mr. Malcolm Bendall

Chief Executive Officer